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                                                                    EXHIBIT 99.5

                  Consent of Morgan Stanley & Co. Incorporated

    We hereby consent to the use in the Registration Statement of Exelon Corporation on Form S-4 and in the Joint Proxy Statement/Prospectus of Exelon Corporation and Public Service Enterprise Group Incorporated, which is part of the Registration Statement, of our opinion dated December 20, 2004 appearing as Annex D to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings "Summary--PSEG's Financial Advisor Delivered its Opinion to the PSEG Board of Directors to the Effect that, as of December 20, 2004, the Exchange Ratio Under the Merger Agreement Was Fair, from a Financial Point of View, to the Holders of PSEG Common Stock," "The Merger--Background," "The Merger--Recommendation of the PSEG Board; PSEG's Reasons for the Merger" and "The Merger--Opinion of Financial Advisors--Opinion of PSEG's Financial Advisor." In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /s/ Jeffrey R. Holzschuh
                                             ------------------------------

New York, New York
February 9, 2005